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                                                                    EXHIBIT 23.3




                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of GARTNER GROUP, INC.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows as of and for each of the two years in the period ended September 30, 1995 present fairly, in all material respects, the financial position, results of operations and cash flows of Gartner Group, Inc. and its subsidiaries, as of and for each of the two years in the period ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Gartner Group, Inc. for any period subsequent to September 30, 1995.

PRICE WATERHOUSE LLP
Stamford, Connecticut
November 1, 1995, except as to the
Dataquest acquisition discussed in
Note 3, which is as of January 25, 1996
and the stock split discussed in
Note 10, which is as of March 29, 1996